Exhibit 99.1

Voya Financial announces third-quarter 2022 results
NEW YORK, Nov. 1, 2022 — Voya Financial, Inc. (NYSE: VOYA) announced today financial results for the third quarter of 2022:
•Net income available to common shareholders of $1.82 per diluted share.
•After-tax adjusted operating earnings1 of $2.30 per diluted share2.
•Voya is on track to achieve 12% to 17% adjusted operating earnings per share (EPS) growth, excluding notable items, in 2022, which reflects continued progress on the company's organic growth, margin expansion and capital management initiatives.

"In the third quarter, we delivered an approximately 28% increase in adjusted operating EPS, excluding notable items, as we achieved strong organic growth despite headwinds in the macro environment," said Rodney O. Martin, Jr., chairman and CEO, Voya Financial, Inc. "For the trailing twelve months ended Sept. 30, 2022, Wealth Solutions full service recurring deposits grew 10.4% compared with the prior-year period to $13.0 billion. In Health Solutions, annualized in-force premiums in the third quarter of 2022 increased 9.7% compared with the prior-year period to $2.8 billion. In Investment Management, net flows (excluding sub-advisor replacements and divested businesses) were $9.9 billion for the trailing twelve months ended Sept. 30, 2022, representing strong organic growth and initial benefits of our transaction with Allianz Global Investors, which closed in the third quarter.

"Beyond the organic growth we have achieved, we have remained focused on the margin and capital components of our EPS growth plans. For example, we have now removed — ahead of schedule — all of the stranded costs associated with our prior divestitures. In addition, in the first nine months of 2022, we deployed $1.2 billion in excess capital through a combination of share repurchases, debt redemption and common stock dividends. As a result of our focus on controlling what we can control and despite the economic challenges, we now expect to achieve 12% to 17% adjusted operating EPS growth, excluding notable items, in 2022.

“Looking ahead, we are excited about continuing to execute on our strategy. Our acquisition of Benefitfocus, which we announced earlier today, will accelerate Voya’s strategy in health and wealth solutions, adding broad-based benefits administration capabilities that extend our reach across workplace benefits and savings. The transaction also aligns with and supports Voya’s commitment to pursuing acquisitions that are both highly strategic and also accretive relative to share repurchases. The combination of our organic growth plans and the new capabilities and reach we are adding through both the Allianz Global Investors and Benefitfocus transactions will
1 This press release includes certain non-GAAP financial measures, including adjusted operating earnings. More information on non-GAAP measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release and in the company’s Quarterly Investor Supplement.
2 Third-quarter 2022 results include the following notable items: $(0.70) of investment income from alternative investments and prepayments below long-term expectations, net of variable and incentive compensation and $0.81 of other notable items primarily related to the company’s annual assumption update. Please see the tables at the end of this press release for more details on notable items.

give us even more opportunities to address the growing health, wealth and investment needs of our clients and will lead to positive outcomes for all of our stakeholders," added Martin.

HIGHLIGHTS
•Voya's Wealth Solutions, Health Solutions and Investment Management businesses all achieved organic growth in line with annual targets over the trailing twelve months ended Sept. 30, 2022.
•As of the third-quarter 2022, Voya has removed all stranded costs associated with prior divestitures — ahead of the company's target of year-end 2022.
•On Oct. 27, 2022, Voya's board of directors declared a fourth-quarter 2022 common stock dividend of $0.20 per share, maintaining Voya's dividend yield above 1%.
•As of Sept. 30, Voya had approximately $700 million of excess capital, which includes third-quarter capital generation of approximately 100% of after-tax adjusted operating earnings, excluding the impacts from the company’s annual assumption update, which are non-cash in nature.
•On Nov. 1, 2022, Voya announced that it had entered into a definitive agreement to acquire Benefitfocus, Inc. (NASDAQ: BNFT), an industry-leading cloud-based benefits administration technology company that serves employers, health plans and brokers. The transaction will accelerate Voya’s workplace-centered strategy and increase the company’s capacity to meet the growing demand for comprehensive benefits and savings solutions at the workplace. The transaction is expected to be immediately accretive, on a cash basis, to Voya’s adjusted operating earnings per share relative to buybacks and before any future revenue synergies are considered. The transaction is expected to close in the first quarter of 2023 and is subject to customary closing conditions, including approval by Benefitfocus’ shareholders.
•On Nov. 1, 2022, Voya completed the acquisition of Czech Asset Management, L.P., a leading private credit asset manager dedicated to the U.S. middle market. The transaction supports the company's focus on the expansion of its private and alternative capabilities, which is a key growth initiative in Investment Management.
•In September, Voya launched myVoyage, a first-of-its-kind personalized financial-guidance and connected workplace-benefits digital platform. myVoyage offers individuals a complete view of their financial picture, inclusive of workplace benefits and savings accounts along with the integration of external accounts, and uses data-driven insights to provide personalized guidance.
•In September, Voya was included in the Great Place to Work® and Fortune Best Workplaces in Financial Services & Insurance™ 2022 list for the second time. In addition, in October, Voya was certified as a “Great Place to Work” by the independent analysts at Great Place to Work® — the global authority on high-trust, high-performance workplace cultures — for the seventh consecutive year.

CONSOLIDATED RESULTS
Third-quarter 2022 net income available to common shareholders was $193 million, or $1.82 per diluted share, compared with $142 million, or $1.15 per diluted share, in the third quarter of 2021. The increase was largely due to the company’s annual assumption update, which benefited results in the third quarter of 2022 and lowered results in the third quarter of 2021. This was partially offset by lower alternative investment income in the third quarter of 2022. On a per-share basis, third-quarter 2022 results also reflect the benefit of share repurchases during the trailing twelve months (TTM) ended Sept. 30, 2022.

Third-quarter 2022 after-tax adjusted operating earnings were $245 million, or $2.30 per diluted share, compared with $315 million, or $2.57 per diluted share in the third quarter of 2021. In the third quarter of 2022, lower alternative investment income and, in Investment Management, lower investment capital revenues were partially offset by higher underwriting results in Health Solutions and a favorable change in DAC/VOBA and other intangibles unlocking in Wealth Solutions, in each case compared with the third quarter of 2021. On a per-share basis, third-quarter 2022 results also reflect the benefit of share repurchases during the TTM ended Sept. 30, 2022.

SEGMENT DISCUSSIONS
The following segment discussions compare the third quarter of 2022 with the third quarter of 2021, unless otherwise noted. All figures are presented before income taxes.

Wealth Solutions
Wealth Solutions adjusted operating earnings were $168 million, compared with $319 million. The change primarily reflects:
•$172 million of lower overall investment income as higher fixed investment yields were more than offset by lower alternative investment income;
•$42 million of lower fee-based margin as business growth was more than offset by lower equity markets;
•$43 million of more favorable DAC/VOBA and other intangibles unlocking in the third quarter of 2022 due to an increase in interest rates; and
•$8 million of lower administrative expenses primarily due to a legal accrual in the third quarter of 2021 that did not recur and which was partially offset by higher expenses due to growth and investments in the business.

	Trailing 12 months ended	Trailing 12 months ended
($ in millions)	9/30/2022	9/30/2021
Net revenue	$2,015	$2,305
Net revenue, excluding notables	1,958	1,875
Adjusted operating margin	39.7%	48.9%
Adjusted operating margin, excluding notables	36.4%	36.1%
Full Service recurring deposits	$13,042	$11,814
Full Service net flows	$1,117	$(867)

	Three months ended or as of	Three months ended or as of
($ in millions)	9/30/2022	9/30/2021
Total client assets	$450,718	$524,466

Full Service recurring deposits	$3,217	$2,958
Full Service net flows	$555	$355
Full Service client assets	$153,254	$180,385

Wealth Solutions full-service recurring deposits were $13.0 billion for the TTM ended Sept. 30, 2022, up 10.4% compared with the prior-year period and within the company’s annual target of 10–12%. Third-quarter 2022 full-service recurring deposits were $3.2 billion.

Total client assets as of Sept. 30, 2022 were $451 billion, down from Sept. 30, 2021 as growth in the business, including positive net flows over the period, was more than offset by lower equity market levels.

Health Solutions
Health Solutions adjusted operating earnings were $149 million, compared with $71 million. The change primarily reflects:
•$118 million of higher underwriting results driven by a reserve release and lower COVID-related claims in Group Life, a lower loss ratio in Stop Loss and growth in the Voluntary block;
•$15 million of lower overall investment income due to lower alternative investment income; and
•$24 million of higher net expenses, largely due to investments and growth in the business as well as higher premium taxes and administrative fees.

	Trailing 12 months ended	Trailing 12 months ended
($ in millions)	9/30/2022	9/30/2021
Net revenue	$841	$711
Net revenue, excluding notables	850	743
Adjusted operating margin	29.8%	31.1%
Adjusted operating margin, excluding notables	30.5%	34.0%
Total aggregate loss ratio*	71.1%	71.6%

	Three months ended	Three months ended
($ in millions)	9/30/2022	9/30/2021
Group Life, Disability and Other	$817	$771
Stop Loss	1,259	1,184
Voluntary	684	561
Total annualized in-force premiums	$2,760	$2,515
* Total aggregate loss ratio for the TTM ended Sept. 30, 2022 excludes a $59 million reserve release related to the company’s annual assumption update.

Health Solutions annualized in-force premiums were $2.8 billion in the third quarter of 2022, up 9.7% compared with the prior-year period and at the high end of the company's 7–10% annual target. The increase in annualized in-force premiums reflects growth across all product lines, including a 22% increase in Voluntary.

Investment Management
Investment Management adjusted operating earnings were $51 million, compared with $63 million. The change primarily reflects:
•$40 million of lower investment capital revenues, including lower private equity results in the third quarter of 2022;
•$32 million of higher fee-based margin driven by higher revenues resulting from the Allianz Global Investors transaction and partially offset by a decline in fees due to lower equity and fixed income markets; and
•$4 million of higher administrative expenses, primarily related to an increase in expenses due to the Allianz Global Investors transaction and partially offset by lower variable compensation due to lower revenues related to the decline in equity and fixed income markets.

	Trailing 12 months ended	Trailing 12 months ended
($ in millions)	9/30/2022	9/30/2021
Net revenue	$742	$817
Net revenue, excluding notables	749	740
Adjusted operating margin	25.5%	33.2%
Adjusted operating margin, excluding notables	26.0%	27.6%

Institutional net flows	$12,846	$(1,004)
Retail net flows	(2,923)	(1,837)
Total net flows*	9,923	(2,841)

	Three months ended or as of	Three months ended or as of
($ in millions)	9/30/2022	9/30/2021
Institutional net flows	$(889)	$(753)
Retail net flows	(71)	(341)
Total net flows*	(960)	(1,094)

Fixed income - public and other	$140,246	$115,411
Privates and alternatives	96,683	76,577
Equity	80,419	60,746
Total AUM	$317,349	$252,733
* Excludes sub-advisor replacements and divested businesses.

Investment Management net flows (excluding sub-advisor replacements and divested businesses) were $9.9 billion for the TTM ended Sept. 30, 2022, representing organic growth of 4.6% and above the company's annual target of 2–4%. Third-quarter 2022 net outflows were $(960) million as inflows in insurance and international channels as well as the closing of a CLO were more than offset by outflows in U.S. institutional and retail channels.

Total AUM was $317 billion as of Sept. 30, 2022, up 26% from Sept. 30, 2021. The increase was driven by the Allianz Global Investors transaction and positive net flows over the period, both of which more than offset lower equity and fixed income markets.

Corporate
Corporate adjusted operating losses were $57 million compared with adjusted operating losses of $65 million. The change was primarily due to lower incentive compensation and lower interest expense due to debt extinguishments.

Share Repurchases
During the third quarter, Voya received approximately $50 million, or 819,566, of its common shares in connection with an accelerated share repurchase agreement that was entered into with a third party in the second quarter of 2022. The company had approximately $271 million remaining under its share repurchase authorization as of Sept. 30, 2022.

Supplementary Financial Information
More detailed financial information can be found in the company’s Quarterly Investor Supplement, which is available on Voya’s investor relations website, investors.voya.com.

Earnings Call and Slide Presentation
Voya will host a conference call on Wednesday, Nov. 2, 2022, at 10 a.m. ET, to discuss the company’s third-quarter 2022 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com. A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 1 p.m. ET on Nov. 2, 2022.

Media Contact:                    Investor Contact:
Christopher Breslin                    Michael Katz
212-309-8941                        212-309-8999
Christopher.Breslin@voya.com            IR@voya.com

About Voya Financial
Voya Financial, Inc. (NYSE: VOYA) is a leading health, wealth and investment company that provides products, solutions and technologies that enable a better financial future for its clients, customers and society. Serving the needs of 14.3 million individual, workplace and institutional clients, Voya has approximately 6,000 employees and had $711 billion in total assets under management and administration as of Sept. 30, 2022. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is purpose-driven and equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible. Voya has earned recognition as: one of the World’s Most Ethical Companies® by the Ethisphere Institute; a member of the Bloomberg Gender-Equality Index; and a “Best Place to Work for Disability Inclusion” on the Disability Equality Index. For more information, visit voya.com. Follow Voya Financial on Facebook, LinkedIn and Twitter @Voya.

Use of Non-GAAP Financial Measures
We believe that Adjusted operating earnings before income taxes provides a meaningful measure of our business and segment performance and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions or other factors. We use the same accounting policies and procedures to measure segment Adjusted operating earnings before income taxes as we do for the directly comparable U.S. GAAP measure, which is Income (loss) from continuing operations before income taxes.

Adjusted operating earnings before income taxes does not replace Income (loss) from continuing operations before income taxes as a measure of our consolidated results of operations. Therefore, we believe that it is useful to evaluate both Income (loss) from continuing operations before income taxes and Adjusted operating earnings before income taxes when reviewing our financial and operating performance. Each segment’s Adjusted operating earnings before income taxes is calculated by adjusting Income (loss) from continuing operations before income taxes for the following items:

•Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue, which are significantly influenced by economic and market conditions, including interest rates and credit spreads, and are not indicative of normal operations. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the FVO unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding gains (losses) associated with swap settlements and accrued interest;
•Net guaranteed benefit gains (losses), which are significantly influenced by economic and market conditions and are not indicative of normal operations, include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. Other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in nonperformance spread;
•Income (loss) related to businesses exited or to be exited through reinsurance or divestment, which includes gains and (losses) associated with transactions to exit blocks of business within continuing operations (including net investment gains (losses) on securities sold and expenses directly related to these transactions) and residual run-off activity (including an insignificant number of Individual Life, and non-Wealth Solutions annuities policies that were not part of the divested businesses). Excluding this activity, which also includes amortization of intangible assets related to businesses exited or to be exited, better reveals trends in our core business and more closely aligns Adjusted operating earnings before income taxes with how we manage our segments;
•Income (loss) attributable to noncontrolling interest, which represents the interest of shareholders, other than those of Voya Financial, Inc., in the gains and (losses) of consolidated entities, such as Allianz SE's ("Allianz") stake in the results of VIM Holdings LLC (referred to as redeemable noncontrolling interest and Allianz noncontrolling interest) or the attribution of results from consolidated VIEs or VOEs to which we are not economically entitled;
•Dividend payments made to preferred shareholders are included as reductions to reflect the Adjusted operating earnings that is available to common shareholders;
•Income (loss) related to early extinguishment of debt, which includes losses incurred as a result of transactions where we repurchase outstanding principal amounts of debt. These losses are excluded from Adjusted operating earnings before income taxes since the outcome of decisions to restructure debt are not indicative of normal operations;
•Impairment of goodwill, value of management contract rights and value of customer relationships acquired, which includes losses as a result of impairment analysis; these represent losses related to infrequent events and do not reflect normal, cash-settled expenses;
•Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments, which includes actuarial gains and (losses) as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period. We immediately recognize actuarial gains and (losses) related to pension and other postretirement benefit obligations and gains (losses) from plan adjustments and curtailments. These amounts do not reflect normal, cash-settled expenses and are not indicative of current Operating expense fundamentals; and
•Other adjustments not indicative of normal operations or performance of our segments or may be related to events such as capital or organizational restructurings undertaken to achieve long-term economic benefits, including certain costs related to debt and equity offerings, acquisition / merger integration expenses, severance and other third-party expenses associated with such activities, and expenses attributable to vacant real estate. These items vary widely in timing, scope and frequency between periods as well as between companies to which we are compared. Accordingly, we adjust for these items as we believe that these items distort the ability to make a meaningful evaluation of the current and future performance of our segments.

The adjusted operating earnings, after tax, is adjusted for tax expense. The adjusted operating tax expense is based on the actual income tax expense for the current period related to Income (loss) from continuing operations, adjusted for estimated taxes on non-operating items and non-operating tax impacts, such as those related to restructuring, changes in a tax valuation allowance and changes to tax law. For non-operating items, we apply a 21% tax rate.

Income (loss) related to businesses exited or to be exited through reinsurance or divestment (including net investment gains (losses) on securities sold and expenses directly related to these transactions, and insignificant number of Individual Life, and non-Wealth Solutions annuities policies that were not part of the divested businesses) are excluded from Adjusted operating earnings before income taxes. When we present the adjustments to Income (loss) from continuing operations before income taxes on a consolidated basis, each adjustment excludes the relative portions attributable to businesses exited or to be exited through reinsurance or divestment.

The most directly comparable U.S. GAAP measure to Adjusted operating earnings before income taxes is Income (loss) from continuing operations before income taxes. For a reconciliation of Adjusted operating earnings before income taxes to Income (loss) from continuing operations before income taxes, see the tables that accompany this release, as well as our Quarterly Investor Supplement.

As a result of the Individual Life Transaction, the historical revenues and certain expenses of the divested businesses have been classified as discontinued operations. Historical revenues and certain expenses of the businesses that have been divested via reinsurance at closing of the Individual Life Transaction (including an insignificant amount of Individual Life and non-Wealth Solutions annuities that are not part of the transaction) are reported within continuing operations, but are excluded from adjusted operating earnings as businesses exited or to be exited through reinsurance or divestment. Expenses classified within discontinued operations and businesses exited or to be exited through reinsurance include only direct operating expenses incurred by these businesses and then only to the extent that the nature of such expenses was such that we ceased to incur such expenses upon the close of the Individual Life Transaction. Certain other direct costs of these businesses, including those relating to activities for which we provide transitional services and for which we are reimbursed under transition services agreements (“TSAs”) are reported within continuing operations along with the associated revenues from the TSAs. Additionally, indirect costs, such as those related to corporate and shared service functions that were previously allocated to the businesses sold or divested via reinsurance, are reported within continuing operations. These costs ("Stranded Costs") and the associated revenues from the TSAs are reported within continuing operations in Corporate, since we do not believe that they are representative of the future run-rate of revenues and expenses of the continuing operations of our business segments. We have implemented a cost reduction strategy to address Stranded Costs and completed the removal of Stranded Costs during the third quarter of 2022. Some transformation initiatives related to TSAs will continue beyond the third quarter of 2022, however, they are not expected to result in any net Stranded Costs.

In addition to Net income (loss) per common share, we report Adjusted operating earnings per common share (diluted) because we believe that Adjusted operating earnings before income taxes provides a meaningful measure of its business and segment performances and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions and/or other factors.

Net Revenue and Adjusted Operating Margin
•Adjusted operating margin is defined as adjusted operating earnings before income taxes divided by net revenue.
•    Net revenue is the sum of investment spread and other investment income, fee based margin, and net underwriting gain (loss). Refer to our Quarterly Investor Supplement for a reconciliation of net revenue to adjusted operating revenue for each of our segments.
•    We report net revenue and adjusted operating margin for each of our segments, since they provide a meaningful measure for the two primary drivers for adjusted operating earnings – revenue growth and margin expansion.
•    We also report net revenue and adjusted operating margin excluding notable items, such as alternative investment income above or below our long-term expectations. Refer to our Quarterly Investor Supplement for a reconciliation of net revenue to net revenues excluding notable items and of adjusted operating earnings before income taxes to adjusted operating earnings excluding notable items.
•    We report net revenue and adjusted operating margin excluding notable items since it provides the main drivers for adjusted operating earnings excluding the effects of items that are not expected to recur at the same level.

Forward-Looking and Other Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company does not assume any obligation to revise or update these statements to reflect new information, subsequent events or changes in strategy. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, (iii) the frequency and severity of insured loss events, (iv) the effects of natural or man-made disasters, including pandemic events and specifically the current COVID-19 pandemic event, (v) mortality and morbidity levels, (vi) persistency and lapse levels, (vii) interest rates, (viii) currency exchange rates, (ix) general competitive factors, (x) changes in laws and regulations, such as those relating to Federal taxation, state insurance regulations and NAIC regulations and guidelines, (xi) changes in the policies of governments and/or regulatory authorities, (xii) our ability to successfully manage the separation of our individual life business on the expected timeline and economic terms, (xiii) our ability to realize the expected benefits from the transaction with Allianz Global Investors, and (xiv) our ability to successfully complete the acquisition of Benefitfocus on the expected economic terms or at all. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition (“MD&A”) – Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended Dec. 31, 2021, as filed with the Securities and Exchange Commission (“SEC”) on Feb. 22, 2022 and “Risk Factors” in our Quarterly Report on Form 10-Q for the three months ended June 30, 2022, as filed with the SEC on Aug. 4, 2022, and in our Quarterly Report on Form 10-Q for the three months ended Sept. 30, 2022, to be filed with the SEC on or before Nov. 9, 2022.

VOYA-IR VOYA-CF

Reconciliation of Net Income (Loss) to Adjusted Operating Earnings and Earnings Per Share (Diluted)
	Three Months Ended
($ in millions, except per share)	9/30/2022		9/30/2021
	After-tax	Per share	After-tax	Per share

Net Income (loss) available to Voya Financial, Inc.'s common shareholders	$193	$1.82	$142	$1.15
Less:
Net investment and guaranteed benefit gains (losses) and related charges and adjustments	(10)	(0.09)	(3)	(0.03)
Income (loss) related to businesses exited or to be exited through reinsurance or divestment	(11)	(0.10)	(137)	(1.12)
Other adjustments (1)	(30)	(0.29)	(33)	(0.27)
Adjusted operating earnings	$245	$2.30	$315	$2.57
(1) “Other adjustments” primarily consists of transaction and integration costs associated with the AllianzGI transaction and other restructuring expenses (severance, lease write-offs, etc.), income (loss) on early extinguishment of debt, and tax adjustments.

Reconciliation of Basic Weighted Average Shares to Adjusted Operating Diluted Weighted Average Shares
	Three Months Ended
(in millions)	9/30/2022	9/30/2021

Weighted-average common shares outstanding - Basic	98	113
Dilutive effect of warrants	6	7
Other dilutive effects (1)	2	2
Weighted-average common shares outstanding - Diluted	106	122
Dilutive effect of the exercise or issuance of stock based awards	—	—
Weighted average common shares outstanding - Adjusted Diluted (2)	106	122
(1) Includes stock-based compensation awards such as restricted stock units (RSU), performance stock units (PSU), or stock options.
(2) For periods in which there is Net loss from continuing operations available to common shareholders, adjusted operating earnings per common share (EPS) calculation includes additional dilutive shares, as the inclusion of these shares for stock compensation plans would not be anti-dilutive to the adjusted operating EPS calculation.

Adjusted Operating Earnings, Net Revenue, Adjusted Operating Margin, and Notable Items
Three Months Ended September 30, 2022
(in millions)	Amounts including Notable items	Investment Income Net of Variable and Incentive Compensation Above (Below) Expectations (1)	Other (2)	Amounts excluding Notable items

Adjusted operating earnings
Wealth Solutions	$168	$(70)	$50	$188
Health Solutions	149	(7)	59	97
Investment Management	51	(16)	—	67
Corporate	(57)	—	—	(57)
Adjusted operating earnings before income taxes, including Allianz noncontrolling interest	311	(93)	109	295
Less: Earnings (loss) attributable to Allianz noncontrolling interest	12	—	—	12
Adjusted operating earnings before income taxes	$299	$(93)	$109	$283
Adjusted operating earnings per share	2.30	(0.70)	0.81	2.19

Net revenue
Wealth Solutions	$423	$(70)	$—	$493
Health Solutions	303	(7)	59	251
Investment Management	192	(20)	—	212
Total Net revenue	$918	$(97)	$59	$956

Adjusted operating margin
Wealth Solutions	39.7%			38.1%
Health Solutions	49.2%			38.6%
Investment Management	26.6%			31.6%
Adjusted operating margin, excluding Corporate	40.1%			36.8%
(1) The amount by which Investment income from alternative investments and prepayments exceeds or is less than our long-term expectations, net of variable and incentive compensation.
(2) Includes DAC, VOBA, and other intangible unlocking in Wealth and a reserve release in Health, both primarily related to the company’s annual assumption update.

Adjusted Operating Earnings, Net Revenue, Adjusted Operating Margin, and Notable Items
Three Months Ended September 30, 2021
(in millions)	Amounts including Notable items	Investment Income Net of Variable and Incentive Compensation Above (Below) Expectations (1)	Other (2)	Amounts excluding Notable items

Adjusted operating earnings
Wealth Solutions	$319	$147	$(11)	$183
Health Solutions	71	14	(18)	75
Investment Management	63	17	—	46
Corporate	(65)	(15)	—	(50)
Adjusted operating earnings before income taxes, including Allianz noncontrolling interest	388	163	(29)	254
Less: Earnings (loss) attributable to Allianz noncontrolling interest	—	—	—	—
Adjusted operating earnings before income taxes	$388	$163	$(29)	$254
Adjusted operating earnings per share	2.57	1.05	(0.19)	1.72

Net revenue
Wealth Solutions	$633	$147	$—	$486
Health Solutions	200	14	(18)	204
Investment Management	200	21	—	180
Total Net revenue	$1,033	$182	$(18)	$870

Adjusted operating margin
Wealth Solutions	50.4%			37.7%
Health Solutions	35.5%			36.8%
Investment Management	31.5%			25.6%
Adjusted operating margin, excluding Corporate	43.9%			34.9%
(1) The amount by which Investment income from alternative investments and prepayments exceeds or is less than our long-term expectations, net of variable and incentive compensation.
(2) Includes DAC, VOBA, and other intangible unlocking, COVID-19 Impacts, and changes in certain legal and other reserves not expected to recur at the same level.

Adjusted Operating Earnings, Net Revenue, Adjusted Operating Margin, and Notable Items
Twelve Months Ended September 30, 2022
(in millions)	Amounts including Notable items	Investment Income Net of Variable and Incentive Compensation Above (Below) Expectations (1)	Other (2)	Amounts excluding Notable items

Adjusted operating earnings
Wealth Solutions	$800	$57	$31	$712
Health Solutions	251	7	(15)	259
Investment Management	189	(6)	—	195
Corporate	(218)	(16)	—	(202)
Adjusted operating earnings before income taxes, including Allianz noncontrolling interest	1,022	42	16	964
Less: Earnings (loss) attributable to Allianz noncontrolling interest	12	—	—	12
Adjusted operating earnings before income taxes	$1,010	$42	$16	$952
Adjusted operating earnings per share	7.31	0.28	0.11	6.92

Net revenue
Wealth Solutions	$2,015	$57	$—	$1,958
Health Solutions	841	7	(15)	850
Investment Management	742	(8)	—	749
Total Net revenue	$3,598	$56	$(15)	$3,557

Adjusted operating margin
Wealth Solutions	39.7%			36.4%
Health Solutions	29.8%			30.5%
Investment Management	25.5%			26.0%
Adjusted operating margin, excluding Corporate	34.5%			32.8%
(1) The amount by which Investment income from alternative investments and prepayments exceeds or is less than our long-term expectations, net of variable and incentive compensation.
(2) Includes DAC, VOBA, and other intangible unlocking, COVID-19 Impacts, and changes in certain other reserves not expected to recur at the same level.

Adjusted Operating Earnings, Net Revenue, Adjusted Operating Margin, and Notable Items
Twelve Months Ended September 30, 2021
(in millions)	Amounts including Notable items	Investment Income Net of Variable and Incentive Compensation Above (Below) Expectations (1)	Other (2)	Amounts excluding Notable items

Adjusted operating earnings
Wealth Solutions	$1,127	$388	$62	$677
Health Solutions	221	38	(69)	252
Investment Management	271	63	3	205
Corporate	(301)	(50)	(35)	(216)
Adjusted operating earnings before income taxes, including Allianz noncontrolling interest	1,318	439	(39)	918
Less: Earnings (loss) attributable to Allianz noncontrolling interest	—	—	—	—
Adjusted Operating earnings before income taxes	$1,318	$439	$(39)	$918
Adjusted operating earnings per share	8.34	2.68	(0.24)	5.91

Net revenue
Wealth Solutions	$2,305	$388	$42	$1,875
Health Solutions	711	38	(69)	743
Investment Management	817	75	3	740
Total Net revenue	$3,834	$501	$(24)	$3,358

Adjusted operating margin
Wealth Solutions	48.9%			36.1%
Health Solutions	31.1%			34.0%
Investment Management	33.2%			27.6%
Adjusted operating margin, excluding Corporate	42.2%			33.5%
(1) The amount by which Investment income from alternative investments and prepayments exceeds or is less than our long-term expectations, net of variable and incentive compensation.
(2) Includes DAC, VOBA, and other intangible unlocking, COVID-19 Impacts, revenue and expenses in Wealth Solutions related to the FPC prior to its divestment in June 2021 and in Investment Management related to the divestment of Individual Life, stranded costs in Corporate prior to the closing of the Individual Life Transaction, and changes in certain legal and other reserves not expected to recur at the same level.